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                                                                    EXHIBIT 99.1


                              For Immediate Release

              Collegiate Pacific Reports 95% Increase in Net Income

                      Third Quarter - Nine Month Highlights

                 * Nine Month Revenues up 23%- Net Income up 95%
                         * Nine Month Primary EPS up 94%
               * Third Quarter Revenues up 22% - Net Income up 36%
                 * Third Quarter Primary EPS $.14 v $.10 up 36%


Dallas, TX, May 1, 2003, - Collegiate Pacific (Amex - BOO) today reported record earnings for its third quarter and nine months ended March 31, 2003.

Michael Blumenfeld, CEO, in discussing the earnings stated "there is really not much to say other than understanding that every financial component improved for both periods. Our goals remain simple - increase revenues, operating income and net earnings.

"We continue to operate the marketing side of the business on an aggressive basis. This business plan exaggerates our marketing expenses but we think the long term benefits greatly outweigh the short term expense increases."

"Our balance sheet remains in exceptional condition and we are prepared to react to any number of situations as they may surface."

                    COLLEGIATE PACIFIC, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  ( UNAUDITED )

                                                          Three Months Ended                           Nine Months Ended
                                                              March 31,                                     March 31,
                                                     2003                   2002                   2003                    2002
                                                --------------         --------------         --------------         --------------
Net sales                                       $    6,071,820         $    4,957,946         $   14,346,778         $   11,621,015
Cost of sales                                        3,726,145              3,041,491              8,953,818              7,279,216
                                                --------------         --------------         --------------         --------------
  Gross profit                                       2,345,675              1,916,455              5,392,960              4,341,799
Selling, general and administrative
 expenses                                            1,738,007              1,449,136              4,704,436              3,899,911
                                                --------------         --------------         --------------         --------------
    Operating profit                                   607,668                467,319                688,524                441,888
Other income (expense)
    Interest expense                                   (25,729)               (38,573)               (61,572)              (122,526)
    Other income (expense)                                 826                      5                  3,922                  4,773
                                                --------------         --------------         --------------         --------------
Net income                                      $      582,765         $      428,751         $      630,874         $      324,135
                                                ==============         ==============         ==============         ==============
Net income per share - basic                    $         0.14         $         0.10         $         0.15         $         0.08
                                                ==============         ==============         ==============         ==============
Net income per share - diluted                  $         0.13         $         0.09         $         0.13         $         0.07
                                                ==============         ==============         ==============         ==============
Weighted average shares
outstanding:
    Basic                                            4,223,684              4,215,814              4,226,359              4,220,325
                                                ==============         ==============         ==============         ==============
    Diluted                                          4,349,377              4,917,048              4,734,478              4,573,785
                                                ==============         ==============         ==============         ==============


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Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 3,200 products to 35,000 existing customers and generates the majority of its orders via the distribution of 1.5 million catalogs, Internet activity and telemarketing.

This new release contains "forward looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described under the section "Risk Factors" in the company's Annual Report on Form 10-KSB for the year ended June 30, 2002 (which is available upon request from the company or on the company's website, www.cpacsports.com, under the heading "Investors") may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company's markets including as a result of terrorist attacks; competition from others; and the ability to obtain and retain key executives and employees.

For additional information contact Mike Blumenfeld at 972/243-8100 or visit the Company web site at Cpacsports.com.

CONTACT:

Collegiate Pacific, Dallas

Mike Blumenfeld, 972/243-8100